Exhibit 3.31

ARTICLES OF INCORPORATION

OF

INTERTAX, INC.

The undersigned, being of full age and for the purpose of forming a corporation under Minnesota Statutes Chapter 302A, does hereby adopt this following Articles of Incorporation:

ARTICLE I

The name of the corporation shall be Intertax, Inc.

ARTICLE II

The location and address of this corporation’s registered office in the state shall be 120 W, 19th Street, Hastings, MN 55033.

ARTICLE III

The total authorized number of shares of this corporation is One Million (1,000,000) shares, all of which shall be shares of common stock of a par value of one cent ($.01) per share.

ARTICLE IV

Shareholders shall have no rights of cumulative voting.

ARTICLE V

Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any unissued shares of other securities of this corporation before the corporation may offer them to other persons.

ARTICLE VI

The name and address of the incorporator of this corporation is:

Ray W. Rowan

120 W, 19th Street

Hastings, MN 55033

ARTICLE VII

The Board of Directors of this corporation shall consist of three (3) directors or such other number of directors as shall be fixed in the manner provided in the Bylaws of this corporation. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap, 302A) or; (iv) liability for any transaction from which the director derived and improper personal benefit. If Chapter 302A, the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversaly affect any limitation on the personal liability of a director of the corporation existing at the time of the repeal or modification.

ARTICLE VIII

Any action required or permitted to be taken at a meeting the Board of Directors may be taken by written action signed by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of September, 1994.

/s/ Ray W. Rowan
Ray W. Rowan
Incorporator

STATE OF MINNESOTA	)
( SS.
COUNTY OF DAKOTA	)

I, the undersigned, a Notary Public, hereby certify that on the 22nd day of September, 1994, the above named Incorporator personally appeared before me being first duly sworn, declared that he is the person who signed the foregoing Document as incorporator, and that the statements therein contained are true.